Exhibit 10.3

PENN VIRGINIA CORPORATION
2017 SPECIAL SEVERANCE PLAN
Amended and Restated Effective July 18, 2018

Exhibit 10.3

PENN VIRGINIA CORPORATION
2017 SPECIAL SEVERANCE PLAN
Amended and Restated Effective July 18, 2018
Section 1. Effective Date.
Effective as of July 18, 2018, the Company, as defined below, has amended and restated the Plan, as described herein. The Plan is established by the Company for the benefit of Participants. Any payments to be made under the Plan shall be subject to, and contingent upon the occurrence of, in all respects, the Closing.
Section 2. Term.
Subject to Section 1 hereof, the Plan shall remain in effect until modified or terminated pursuant to Section 10 hereof.
Section 3. Definitions.
(a)“Base Pay” means the base salary or base wages that a Participant earns during a week (assuming in the case of hourly employees, a 40-hour work week), based upon rate of pay in effect for the Participant immediately before the Participant’s termination of employment, excluding overtime, bonuses, incentive compensation or any other special payments; and is used to compute the amount of the Severance Benefit.
(b)"Board" means the Board of Directors of the Company.
(c)"Cause" has the meaning ascribed to such term in any employment agreement between the Participant and the Company or, if none, means a Participant's: (i) willful and continued failure to substantially perform the Participant’s duties with the Company or any affiliate (other than any such failure resulting from the Participant’s Disability), (ii) conviction of a felony, (iii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any affiliate or (iv) commission of one or more significant acts of dishonesty as regards the Company or any affiliate.
(d)"Closing" means the date on which a Qualified Liquidity Event is consummated.
(e)"Code" means the Internal Revenue Code of 1986, as amended, and any guidance and/or regulations promulgated thereunder.
(f)"Committee" means the Compensation & Benefits Committee of the Board or another duly constituted committee of members of the Board.
(g)"Company" means Penn Virginia Corporation and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.
(h)"Disability" means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to

Exhibit 10.3

result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(i)"Employee" means an individual who is an employee on the payroll of the Company and is normally scheduled to work 30 or more hours per week for the Company. The term “Employee” shall not include any person providing services to the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding.
(j)"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
(k)"Good Reason" has the meaning ascribed to such term in any employment agreement between the Participant and the Company or, if none, means the occurrence of any of the following events or conditions: (i)  a material reduction in the Participant’s base salary or annual cash incentive compensation opportunity from that in effect immediately prior to the Closing or (ii) the relocation of the Participant to a location more than fifty (50) miles from the location at which the Participant is based immediately prior to the Closing.
(l)"Participant" means an Employee who participates in the Plan pursuant to Section  4 of the Plan.
(m)“Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust, joint venture or other legal entity, or a governmental agency or political subdivision thereof.
(n)"Plan" means this Penn Virginia Corporation 2017 Special Severance Plan, Amended and Restated Effective July 18, 2018, and as further amended from time to time.

(o)"Protection Period" means the period commencing on the Closing and ending on the date that is six months following the Closing.
(p)“Qualified Liquidity Event” means the consummation of a transaction or series of related transactions in which either:
(1)    one Person (or more than one Person acting as a group) acquires beneficial ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Company;
(2)    a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(3)    one Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the

Exhibit 10.3

Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).
(q)"Severance Benefit" means the payments set forth in Exhibit A (for the Chief Executive Officer and the Company’s executive officers) or Exhibit B (for all other Participants), as applicable, to this Plan. In addition, the “Severance Benefit” for all Participants shall include (i) an additional amount (payable in a lump sum) equal to the annual bonus, if any, earned by the Participant for the year preceding the year of termination (based on the target level of performance) to the extent unpaid as of the Participant's last day of employment, and (ii) if the Participant elects such continuation coverage, Company-paid COBRA continuation coverage (at the same contribution rate paid by the Company for active employees) for the Participant and his or her covered dependents following the Participant’s date of termination for the number of weeks (based on the position of the Participant) indicated above (or such shorter period during which COBRA coverage is provided to the Participant).
Section 4. Eligibility. All Employees shall be eligible to participate in the Plan.
Section 5. Severance Benefit.
(a)Termination of Employment without Cause or Resignation for Good Reason. In the event that a Participant's employment is terminated by the Company without Cause or a Participant resigns with Good Reason during the Protection Period, then subject to the terms and conditions of the Plan, including, without limitation, Section 5(c) below, such Participant will receive the Severance Benefit.
(b)Termination of Employment for any Other Reason. In the event that a Participant's employment is terminated by the Company during the Protection Period for any other reason, including, without limitation, (A) Participant's resignation without Good Reason or (B) a termination of Participant's employment by the Company for Cause or due to Participant's Disability or death, then such Participant shall not be entitled to receive any payments under this Plan.
(c)Release of Claims; Payment of Benefits. Payment of the Severance Benefit shall be made on the date that is sixty (60) days following the Participant's last day of employment (or such earlier date as the Company may determine, provided that such earlier date does not violate Code Section 409A to the extent applicable), subject to (i) the Participant's execution (and non-revocation) of a general release of claims in favor of the Company and its parent, subsidiaries and affiliates and each of their respective affiliates, agents, employees, directors, equity holders, representatives and such other parties as the Company reasonably determines, which release shall be in substantially the form attached hereto as Exhibit C, and will be delivered by the Company to the Participant within five (5) days following the Participant’s last day of employment, and must be executed by the Participant and returned to the Company within forty-five (45) days following Participant's receipt, and (ii) for the Chief Executive Officer and any other executive officers of the Company, the Participant’s execution of a separation agreement, in a form provided by the Company,

Exhibit 10.3

that includes post-employment customary confidentiality, non-disparagement, non-solicitation, non-competition and other customary covenants in favor of the Company, which covenants shall be perpetual with respect to confidentiality and non-disparagement, and shall otherwise run for the same period used to determine the amount of the Severance Benefit for the Participant.
Section 6. Administration.
(a)In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control.
(b)The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law. The Committee is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
(c)The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.
Section 7. Funding.
The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
Section 8. ERISA.
The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant's employment or beyond. The Plan is not a pension that is subject to ERISA. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
Section 9. Code Section 409A.
(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt

Exhibit 10.3

from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.
(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a "separation from service" within the meaning of Code Section 409A.
(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a "specified employee" within the meaning of Code Section 409A, any payments or benefits due upon a termination of Participant's employment under any arrangement that constitutes a "deferral of compensation" within the meaning of Code Section 409A (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A- 1 (b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six (6) months and one (1) day after Participant's "separation from service" (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Participant's death.
Section 10. Amendment or Termination.
Prior to the Closing, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Upon or after the Closing, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including, without limitation, imposing additional conditions). The Plan shall automatically terminate upon the later of the (i) payment of all applicable benefits under the Plan or (ii) 90 days following the end of the Protection Period.

Exhibit 10.3

Section 11. Employment at Will.
Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant's status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.
Section 12. Transfer and Assignment.
In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
Section 13. Severability.
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
Section 14. Successors.
Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
Section 15. Withholding; Taxes.
The Company shall withhold from any Severance Benefit all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.
Section 16. Compensation.
Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
Section 17. Gender; Number; Headings.
Except when otherwise indicated by the context, any masculine terminology shall also include the feminine, and the definition of any term in the singular shall also include the plural. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Exhibit 10.3

Section 18. Entire Agreement.
This Plan represents the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral.
Section 19. Governing Law.
The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Texas without regard to its choice of law provisions.
Section 20. Claims and Appeals.
(a)    Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.
(b)    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Exhibit 10.3

Section 21. Certain Excise Taxes.
Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.
Section 22. Additional Information.

Plan Name:	Penn Virginia Corporation 2017 Special Severance Plan

Plan Sponsor:	Penn Virginia Corporation 14701 Saint Mary’s Lane, Suite 275
Houston, TX 77079

Identification Numbers:	EIN: 23-1184320 PLAN: 001
Plan Year:            January 1 through December 31

Plan Administrator:	Penn Virginia Corporation Attn: Compensation & Benefits Committee
of the Board of Directors
14701 Saint Mary’s Lane, Suite 275

Houston, TX 77079
(713) 722-6500

Exhibit 10.3

Agent for Service	Penn Virginia Corporation

of Legal Process:	Attn: General Counsel 14701 Saint Mary’s Lane, Suite 275
Houston, TX 77079
Service of process also may be made upon the Administrator.
Type of Plan:            Severance Plan/Employee Welfare Benefit Plan
Plan Costs:            The cost of the Plan is paid by the Company.
Section 23. Statement of ERISA Rights.
As a Participant under the Plan, you have certain rights and protections under ERISA:
You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for payments or benefits under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 20 above.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

Exhibit 10.3

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Exhibit 10.3

EXHIBIT A

The “Severance Benefit” for a Participant who is the Chief Executive Officer or an executive officer of the Company will include a lump sum cash payment in an amount equal to a number of weeks of Base Pay determined based on the position of the Participant as follows:

Position	Number of Weeks
Chief Executive Officer (CEO)	130
Executive Officers (other than the CEO)	78

Exhibit 10.3